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                                                                     Exhibit 99

PRESS RELEASE

Core Materials Corporation                     For further information contact:
800 Manor Park Drive                           Kevin L. Barnett
Columbus, Ohio  43228                          (614) 870-5603

TRADED: AMEX (CME)


               CORE MATERIALS CORPORATION COMPLETES ACQUISITION OF
                           FACILITY IN SOUTH CAROLINA

     -FACILITY WILL ALLOW CORE MATERIALS TO EXPAND SOUTHEAST CUSTOMER BASE-

COLUMBUS, OHIO -- SEPTEMBER 19, 1997 -- Core Materials Corporation (AMEX Symbol:
CME) today announced that it has completed the purchase agreement with Gilbert Properties and Gilbert Group for land and a building site in their Meadowcreek Industrial Development, located in Gaffney, South Carolina. The agreement was finalized on September 12, 1997.

Under the terms of the agreement, Core Materials acquired a 102,400 square foot facility on approximately 21 acres of land. The facility, which can be expanded in the future, will begin molding and assembly operations in early 1998. The company plans to invest approximately $13 million in land, building and equipment for the start-up of its second plant, while adding up to 100 additional employees by the end of 1998.

Management believes the addition of a second plant will further enhance the company's growth strategy, allowing it to expand its customer base. This facility provides the company with additional capacity and a strategic geographic location to serve both current and prospective customers, while positioning Core Materials for further growth in the marketplace. The location of the new plant which is near our current and potential customers in the southeast, will allow us to service them more efficiently through cost savings and a reduction in distribution expenses.

Core Materials Corporation, located in Columbus, Ohio, is a compounder and compression molder of sheet molding composites (SMC). The company markets, manufactures and sells these fiberglass reinforced plastics products for a variety of applications.

Certain statements under this caption constitute "forward-looking statements" which involve certain risks and uncertainties. Core Materials' actual results may differ significantly from those discussed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to: business conditions in the plastics, transportation, recreational and consumer products industries, the general economy, competitive factors including the dependence on two major customers, new technologies, regulatory requirements, labor relations, the loss or inability to attract key personnel, construction delays, the availability of capital and management's decisions to pursue new products or businesses which involve additional cost risks or capital expenditures.

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